EXHIBIT 99.1

Woodward Reports First Quarter Fiscal Year 2019 Results

FORT COLLINS, Colo., Jan. 28, 2019 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its first quarter of fiscal year 2019 ending December 31, 2018.  (All amounts are presented on an as reported (U.S. GAAP) basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis.)

First Quarter Highlights

  Net sales were $653 million, up 39 percent. Organic net sales1 were $565 million, up 20 percent.
  Earnings per share increased to $0.77, up from $0.29.
  Adjusted earnings per share1 was $0.96, up from $0.52 as adjusted.
  Cash from operations was $85 million; free cash flow1 was $53 million.

“The first quarter of 2019 represented a strong start to the year. Aerospace is performing very well, demonstrating continued momentum with robust OEM and aftermarket sales. In Industrial, we also saw a strong performance as our end markets improved and Woodward L’Orange continued to add strength to the segment,” said Thomas A. Gendron, Chairman and Chief Executive Officer of Woodward. “While considerable global economic uncertainty exists, we remain confident in our ability to deliver on our 2019 outlook.”

First Quarter Company Results

Woodward adopted the FASB Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (“ASC 606”) effective October 1, 2018, and fiscal 2019 first quarter results, including adjusted and organic amounts, are presented on that basis. Woodward adopted ASC 606 using the modified retrospective method. Under this transition methodology, fiscal 2019 financial information is presented under the new standard (ASC 606), while prior year amounts are presented under the previous applicable accounting standard (ASC 605). Overall, at this time, we believe the impact of adoption of the new standard will not be material for the full fiscal year 2019. We do believe that there will be quarterly variability in both sales and net earnings resulting from the adoption of ASC 606 as compared to those amounts under ASC 605. Please refer to the tables included in this release and our Quarterly Report on Form 10-Q to be filed on or before February 11, 2019.

Similar to fiscal year 2018, Woodward is providing certain financial measures on both a U.S. GAAP basis and on an adjusted non-U.S. GAAP basis. Adjusted amounts exclude, as applicable, restructuring charges, Duarte move-related costs, the purchase accounting impacts related to inventory step-up and backlog in connection with our L’Orange acquisition, and M&A transaction and integration costs (collectively “special charges”), as well as transition impacts of the change in U.S. tax legislation. On June 1, 2018, Woodward completed the acquisition of L’Orange, now Woodward L’Orange. Financial information for Woodward L’Orange is reflected in our U.S. GAAP financial statements, and more specifically in our Industrial segment, from the acquisition date. Organic sales amounts exclude sales attributable to Woodward L’Orange.

Net sales were $653 million for the first quarter of fiscal 2019, compared to $470 million for the prior year quarter. The first quarter of 2019 included $20 million in sales related to the adoption of ASC 606. This impact was primarily related to customer provided components within our Aerospace segment, which are now required to be included in net sales and were previously accounted for as inventory transactions. Organic net sales, which exclude sales attributable to Woodward L’Orange, were $565 million, an increase of 20 percent from the prior year quarter.

Net earnings were $49 million, or $0.77 per share, compared to $18 million, or $0.29 per share, for the prior year quarter. The first quarter of 2019 included a reduction of $3 million in net earnings, or $0.04 per share, reflecting the adoption of ASC 606. This impact was primarily related to our Aerospace segment and reflects gross margin differences, net of tax, associated with the timing of sales under ASC 606 compared to those under ASC 605.

Adjusted net earnings were $62 million, or $0.96 per share, compared to adjusted net earnings of $33 million, or $0.52 per share, for the prior year quarter. The impact of the adoption of ASC 606 in the first quarter of 2019 was a reduction of $3 million in adjusted net earnings, or $0.04 per share. This decrease reflects gross margin differences, net of tax, associated with the timing of sales under ASC 606 compared to those under ASC 605.

The effective tax rate for the first quarter of 2019 was 20.1 percent, compared to 51.3 percent in the prior year. The prior year period reflected a one-time expense of $15 million as a result of the transition impacts of the change in U.S. tax legislation. The adjusted effective tax rate1 was 21.0 percent for the quarter, compared to 11.9 percent for the first quarter of 2018. The first quarter tax rate was not significantly impacted by the adoption of ASC 606. Our full fiscal year 2019 tax rate is still anticipated to be approximately 21 percent, with no significant impact related to the adoption of ASC 606.

Segment Results

Aerospace
Aerospace segment net sales for the first quarter of fiscal 2019 were $393 million, compared to $306 million for the first quarter a year ago, a 28 percent increase. The first quarter of 2019 included a $20 million increase in Aerospace segment net sales related to the adoption of ASC 606, largely related to customer provided components.

Aerospace sales were strong across commercial and military OEM and aftermarket programs as a result of continued momentum in next generation aircraft production, increased aircraft utilization, and higher defense spending.

Segment earnings for the first quarter of 2019 were $73 million, compared to $45 million for the same quarter last year. Segment earnings significantly benefitted from higher sales across all platforms. Segment earnings for the first quarter of 2019 were reduced by $2 million related to the adoption of ASC 606.

Segment earnings as a percent of segment net sales were 18.5 percent for the first quarter of 2019. Under ASC 606, customer provided components are reflected in cost of goods sold at an amount equal to their sales value, and therefore, segment earnings as a percent of segment net sales is reduced. Segment earnings as a percent of segment net sales under ASC 605 would have been 20.1 percent, compared to 14.8 percent in the same quarter of the prior year.

Industrial
Industrial segment net sales for the first quarter of fiscal 2019 were $260 million, compared to $164 million for the first quarter a year ago. Organic Industrial segment net sales1 for the first quarter of 2019 were $172 million, which excludes sales of $88 million attributable to Woodward L’Orange.

Compared to the prior year quarter, Industrial segment sales improved in both industrial turbomachinery and reciprocating engines, including continued strength from Woodward L’Orange.

Segment earnings for the first quarter of 2019 were $29 million, or 11.2 percent of segment net sales. The Industrial segment earnings increase was driven by the addition of Woodward L’Orange and the higher organic sales volume.

Adjusted Industrial segment earnings1 were $39 million for the first quarter of 2019, or 14.9 percent of segment net sales, compared to $20 million, or 12.0 percent of segment sales, in the first quarter a year ago.

Nonsegment
Nonsegment expenses totaled $29 million for the first quarter of fiscal 2019. Adjusted nonsegment expenses1 for the first quarter of fiscal 2019 were $22 million, compared to $19 million for the same quarter last year.

Cash Flow and Financial Position

Net cash generated from operating activities for the first quarter of fiscal 2019 was $85 million, compared to net cash used in operating activities of $3 million for the first quarter of the prior year. Payments for property, plant, and equipment for the first quarter of 2019 were $31 million, compared to $28 million for the first quarter of 2018. Free cash flow was $53 million for the first quarter of 2019, compared to an outflow of $31 million for the same period of the prior year. The increase in free cash flow was primarily related to increased earnings and improved working capital utilization.

Total debt was $1.185 billion at December 31, 2018, compared to $1.246 billion at September 30, 2018.

Outlook

Our previously stated outlook for fiscal 2019 is unchanged.

Total net sales are expected to be between $2.65 billion and $2.80 billion, with Aerospace sales up approximately 10 percent and Industrial sales up approximately 30 percent, both as compared to the prior year.

Aerospace segment earnings as a percent of sales are expected to be approximately 20 percent. Adjusted Industrial segment earnings as a percent of sales are expected to be approximately 14 percent.

The effective tax rate is expected to be approximately 21 percent.

Free cash flow is expected to be approximately $300 million.

Adjusted earnings per share is expected to be between $4.40 and $4.70, based on approximately 65 million of fully diluted weighted average shares outstanding.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, January 28, 2019, to provide an overview of the financial performance for the first quarter of fiscal year 2019, business highlights, and outlook for fiscal 2019. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 3299222. An audio replay will be available by telephone from 7:30 p.m. EST on January 28, 2019 until 11:59 p.m. EST on February 11, 2019. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 3299222.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our expectations related to our full fiscal year performance and ability to meet our outlook, our expectations related to the performance of our segments, the effect of our adoption of ASC 606 on future financial results, our future sales, earnings, earnings per share, liquidity, tax rate, and relative profitability, and expectations regarding our markets. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in our customers’ business, or our business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; consolidation in the aerospace market and our participation in a strategic joint venture with General Electric Company may make it more difficult to secure long-term sales in certain aerospace markets; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; changes in accounting standards that could adversely impact our profitability or financial position; risks related to Woodward’s common stock, including changes in prices and trading volumes; impacts of tariff regulations; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; any adverse effects on Woodward’s operations due to information systems interruptions or intrusions; risks associated with integrating the L’Orange business, including diversion of management time and attention, inability to meet our expectations, unexpected liabilities, loss of employees and difficulties integrating and retaining customers, suppliers and partners; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2018 and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended
	December 31,
(Unaudited - in thousands except per share amounts)	2018	2017

Net sales	$652,811	$470,148
Costs and expenses:
Cost of goods sold	492,174	347,627
Selling, general, and administrative expenses	51,927	46,459
Research and development costs	38,867	34,786
Interest expense	11,878	8,872
Interest income	(371)	(363)
Other (income) expense, net	(3,179)	(4,720)
Total costs and expenses	591,296	432,661
Earnings before income taxes	61,515	37,487
Income taxes	12,395	19,227
Net earnings	$49,120	$18,260

Earnings per share amounts:
Basic earnings per share	$0.79	$0.30
Diluted earnings per share	$0.77	$0.29
Weighted average common shares outstanding:
Basic	61,818	61,246
Diluted	64,059	63,709
Cash dividends per share paid to Woodward common stockholders	$0.1425	$0.1250

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	September 30,
	2018	2017
(Unaudited - in thousands)
Assets
Current assets:
Cash and cash equivalents	$71,634	$83,594
Accounts receivable	489,529	432,003
Inventories	524,500	549,596
Income taxes receivable	3,769	6,397
Other current assets	37,004	43,207
Total current assets	1,126,436	1,114,797
Property, plant, and equipment, net	1,060,556	1,060,005
Goodwill	809,480	813,250
Intangible assets, net	673,286	700,883
Deferred income tax assets	15,172	16,570
Other assets	175,606	85,144
Total assets	$3,860,536	$3,790,649

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$160,000	$153,635
Accounts payable	224,890	226,285
Income taxes payable	19,899	16,745
Accrued liabilities	171,137	194,513
Total current liabilities	575,926	591,178
Long-term debt, less current portion	1,024,872	1,092,397
Deferred income tax liabilities	168,409	170,915
Other liabilities	460,462	398,055
Total liabilities	2,229,669	2,252,545
Stockholders’ equity	1,630,867	1,538,104
Total liabilities and stockholders’ equity	$3,860,536	$3,790,649

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2018	2017
Net cash provided by (used in) operating activities	$84,712	$(2,533)

Cash flows from investing activities:
Payments for property, plant, and equipment	(31,346)	(28,450)
Net proceeds from sale of assets	249	132
Proceeds from sales of short-term investments	27	-
Payments for purchases of short-term investments	(947)	(791)
Net cash used in investing activities	(32,017)	(29,109)

Cash flows from financing activities:
Cash dividends paid	(8,808)	(7,656)
Proceeds from sales of treasury stock	3,384	1,389
Borrowings on revolving lines of credit and short-term borrowings	542,847	458,950
Payments on revolving lines of credit and short-term borrowings	(501,218)	(425,250)
Payments of long-term debt and capital lease obligations	(100,132)	(106)
Net cash (used in) provided by financing activities	(63,927)	27,327
Effect of exchange rate changes on cash and cash equivalents	(728)	2,542
Net change in cash and cash equivalents	(11,960)	(1,773)
Cash and cash equivalents at beginning of year	83,594	87,552
Cash and cash equivalents at end of period	$71,634	$85,779

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2018	2017
Net sales:
Aerospace	$392,887	$305,905
Industrial	259,924	164,243
Total consolidated net sales	$652,811	$470,148
Segment earnings*:
Aerospace	$72,854	$45,241
As a percent of segment sales	18.5%	14.8%
Industrial	29,169	19,781
As a percent of segment sales	11.2%	12.0%
Total segment earnings	102,023	65,022
Nonsegment expenses	(29,002)	(19,026)
EBIT	73,021	45,996
Interest expense, net	(11,506)	(8,509)
Consolidated earnings before income taxes	$61,515	$37,487
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$31,346	$28,450
Depreciation expense	$21,169	$14,827

On October 1, 2018, Woodward, Inc. ("WWD") adopted the FASB Accounting Standards Update No. 2014-09 (“ASC 606”), “Revenue from Contracts with Customers.” The stated amounts below reflect the impact of the adoption.

Woodward, Inc. and Subsidiaries
Comparison of financial results under ASC 606 and ASC 605
	As reported			As adjusted (Non U.S. GAAP)
	Three-Months Ended December 31,			Three-Months Ended December 31,
	2018		2017	2018		2017
(Unaudited - in thousands)	ASC 606	ASC 605	ASC 605	ASC 606	ASC 605	ASC 605
Net Sales:
Aerospace segment	$392,887	$372,665	$305,905	$392,887	$372,665	$305,905
Industrial segment	259,924	259,976	164,243	259,924	259,976	164,243
Total consolidated net sales	$652,811	$632,641	$470,148	$652,811	$632,641	$470,148
Earnings:
Aerospace segment	$72,854	$74,882	$45,241	$72,854	$74,882	$45,241
Segment earnings as a percent of segment sales	18.5%	20.1%	14.8%	18.5%	20.1%	14.8%
Industrial segment	29,169	30,509	19,781	38,680	40,020	19,781
Segment earnings as a percent of segment sales	11.2%	11.7%	12.0%	14.9%	15.4%	12.0%
Consolidated Net Earnings	49,120	51,800	18,260	61,646	64,326	33,038
Consolidated diluted earnings per share	$0.77	$0.81	$0.29	$0.96	$1.00	$0.52

Woodward, Inc. and Subsidiaries

RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS [1]
	Three-Months Ended			Three-Months Ended
	December 31, 2018			December 31, 2017
(Unaudited - in thousands)	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$61,515	$49,120	$0.77	$37,487	$18,260	$0.29
Non-U.S. GAAP adjustments:
Duarte move related costs	6,963	5,294	0.08	-	-	-
Purchase accounting impacts*	9,511	7,232	0.11	-	-	-
Non-U.S. GAAP adjustments	16,474	12,526	0.19	-	-	-
Transition impact of U.S. tax legislation	-	-	-	-	14,778	0.23
Total Non-U.S. GAAP adjustments	16,474	12,526	0.19	-	14,778	0.23
Adjusted earnings (Non-U.S. GAAP)	$77,989	$61,646	$0.96	$37,487	$33,038	$0.52

* Represents the purchase accounting impacts related to the amortization of the L'Orange backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT EARNINGS TO ADJUSTED INDUSTRIAL SEGMENT EARNINGS [1]
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2018	2017
Industrial segment earnings (U.S. GAAP)	$29,169	$19,781
Purchase accounting impacts*	9,511	-
Adjusted Industrial segment earnings (Non-U.S. GAAP)	$38,680	$19,781

* Represents the purchase accounting impact related to the amortization of the L'Orange backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES [1]
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2018	2017
Nonsegment expenses (U.S. GAAP)	$29,002	$19,026
Duarte move related costs	(6,963)	-
Adjusted nonsegment expenses (Non-U.S. GAAP)	$22,039	$19,026

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND ADJUSTED EBIT [1]
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2018	2017
Net earnings (U.S. GAAP)	$49,120	$18,260
Income taxes	12,395	19,227
Interest expense	11,878	8,872
Interest income	(371)	(363)
EBIT (Non-U.S. GAAP)	73,022	45,996
Other Non-U.S. GAAP adjustments	16,474	-
Adjusted EBIT (Non-U.S. GAAP)	$89,496	$45,996

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA [1] AND ADJUSTED EBITDA [1]
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2018	2017
Net earnings (U.S. GAAP)	$49,120	$18,260
Income taxes	12,395	19,227
Interest expense	11,878	8,872
Interest income	(371)	(363)
Amortization of intangible assets	17,472	6,243
Depreciation expense	21,169	14,827
EBITDA (Non-U.S. GAAP)	111,663	67,066
Other non-U.S. GAAP adjustments	6,963	-
Adjusted EBITDA (Non-U.S. GAAP)	$118,626	$67,066

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1]
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2018	2017
Net cash provided by (used in) operating activities	$84,712	$(2,533)
Payments for property, plant, and equipment	(31,346)	(28,450)
Free cash flow (Non-U.S. GAAP)	$53,366	$(30,983)

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT and EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) restructuring charges, (ii) move costs associated with the relocation of our Duarte, California operations to the Company’s newly renovated Drake Campus in Fort Collins, Colorado (“Duarte move related costs”), (iii) purchase accounting impacts related to backlog in connection with our L’Orange acquisition, and (iv) the transition impacts of the change in U.S. federal tax legislation in December 2017. Woodward believes that these items are short-term costs or are otherwise not related to the ongoing operations of the business and therefore, uses them to illustrate more clearly how the underlying business of Woodward is performing. Organic sales exclude sales attributable to L’Orange, which was acquired on June 1, 2018.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted cash flow from operating activities, free cash flow, adjusted free cash flow, organic net sales, organic Industrial net sales, adjusted net earnings, adjusted Industrial segment net earnings, adjusted net earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:
Don Guzzardo
Vice President, Investor Relations and Treasurer
970-498-3580
Don.Guzzardo@woodward.com